Filed pursuant to Rule 424(b)(3)
Registration No. 333-141862
Prospectus Supplement No. 2
(To Prospectus Dated August 20, 2007)
$175,000,000
3.25% Convertible Senior Notes due 2026
and up to 3,122,263 Common Shares
Issuable Upon Exchange of the Notes

     This document supplements the prospectus dated August 20, 2007, relating to the offering for resale of our 3.25% Convertible Senior Notes due 2026 (the “notes”) and the shares of our common stock, par value $0.20 per share (the “common stock”), issuable upon conversion of the notes. The information in this prospectus supplement replaces and supercedes the information set forth under the heading “Selling Security Holders” in the prospectus dated August 20, 2007.
     We are a Delaware corporation. Our principal offices are located at 808 Travis Street, Suite 1320, Houston, Texas 77002, and our telephone number is (713) 780-9494.
     Our common stock is listed on the New York Stock Exchange under the symbol “GDP.” The last reported sale price of our common stock on the New York Stock Exchange on March 27, 2008 was $29.24 per share.
Investing in the notes involves risks. See “Risk Factors,” beginning on page 7 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 28, 2008

SELLING SECURITY HOLDERS
     We initially issued and sold a total of $175,000,000 aggregate principal amount of the notes in private placements to certain initial purchasers on December 6, 2006 and December 8, 2006. The initial purchasers have advised us that they resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the Shares of common stock issuable upon exchange of the notes.
     The notes and the shares of common stock to be issued upon exchange of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the notes and the shares of common stock issuable upon exchange of the notes and, subject to certain exceptions, to keep that registration statement effective until the date there are no longer any registrable securities. See “Registration Rights.” The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
     The selling security holders named below have advised us that they currently intend to sell the notes and the shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and the shares of common stock from time to time upon notice to us. None of the selling security holders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.
     Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be amended or supplemented to include the name and amount of notes and common shares beneficially owned by the selling security holder and the amount of notes and common shares to be offered. Any amended or supplemented prospectus will also disclose whether any selling security holder selling in connection with that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended or supplemented prospectus.
     The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders.

				Number of		Number of
				Shares of	Number of	Shares of
	Amount of	Percentage		Common	Shares of	Common Stock
	Notes	of Notes	Amount of	Stock	Common Stock	Upon
	Beneficially	Beneficially	Notes to Be	Beneficially	That May Be	Completion of
	Owned ($)	Owned	Sold ()(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
ACE Tempest Reinsurance Ltd. (4)	$245,000	*	$245,000	4,371	4,371	—
Advent Convertible ARB Master (20)	$3,703,000	2.12%	$3,703,000	66,067	66,067	—
Advent Enhanced Phoenix (20)	$4,000,000	2.29%	$4,000,000	71,366	71,366	—
Alabama Children’s Hospital Foundation (5)	$25,000	*	$25,000	446	446	—
Alcon Laboratories (20)	$348,000	*	$348,000	6,209	6,209	—
Aristeia International Limited (6)	$6,925,000	3.96%	$6,925,000	123,552	123,552	—
Aristeia Partners LP (6)	$1,075,000	*	$1,075,000	19,180	19,180	—
Arkansas Pers (5)	$590,000	*	$590,000	10,526	10,526	—
Arlington County Employees Retirement System (20)	$499,000	*	$499,000	8,903	8,903	—

				Number of		Number of
				Shares of	Number of	Shares of
	Amount of	Percentage		Common	Shares of	Common Stock
	Notes	of Notes	Amount of	Stock	Common Stock	Upon
	Beneficially	Beneficially	Notes to Be	Beneficially	That May Be	Completion of
	Owned ($)	Owned	Sold ()(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
Bear Stearns & Co. Inc. (7)	$30,060,000	17.18%	$30,060,000	536,315	536,315	—
Boilermakers Blacksmith Pension Trust (5)	$1,100,000	*	$1,100,000	19,626	19,626	—
British Virgin Islands Social Security Board (20)	$115,000	*	$115,000	2,052	2,052	—
Chrysler Corporation Master Retirement Trust (4)	$1,105,000	*	$1,105,000	19,715	19,715	—
City University of New York (20)	$100,000	*	$100,000	1,784	1,784	—
CNH CA Master Account, L.P. (8)	$4,000,000	2.29%	$4,000,000	71,366	71,366	—
Cowen and Company LLC (24)	$94,000	*	$94,000	1,677	1,677	—
Delaware Public Employees Retirement System (4)	$625,000	*	$625,000	11,151	11,151	—
Delta Airlines Master Trust — CV (4)	$190,000	*	$190,000	3,390	3,390	—
Delta Airlines Master Trust (5)	$235,000	*	$235,000	4,193	4,193	—
Delta Pilots Disability & Survivorship Trust — CV (4)	$135,000	*	$135,000	2,409	2,409	—
Deutsche Bank Securities (23)	$5,889,900	3.37%	$5,889,900	105,085	105,085	—
F. M. Kirby Foundation, Inc. (4)	$195,000	*	$195,000	3,479	3,479	—
Florida Power and Light (20)	$645,000	*	$645,000	11,508	11,508	—
Fore Convertible Master Fund, Ltd. (19)	$5,056,000	2.89%	$5,056,000	90,207	90,207	—
Fore Erisa Fund, Ltd. (19)	$444,000	*	$444,000	7,922	7,922	—
FPL Group Employees Pension Plan (5)	$450,000	*	$450,000	8,029	8,029	—
GMIMCO Trust (20)	$500,000	*	$500,000	8,921	8,921	—
Governing Board Employees Benefit Plan of the City of Detroit (20)	$9,000	*	$9,000	161	161	—
Grady Hospital Foundation (20)	$95,000	*	$95,000	1,695	1,695	—
Healthcare Georgia Foundation (20)	$41,000	*	$41,000	732	732	—
HFRCA Opportunity Master Fund (20)	$164,000	*	$164,000	2,926	2,926	—
Highbridge International LLC (9)	$19,500,000	11.14%	$19,500,000	347,909	347,909	—
Independence Blue Cross (20)	$431,000	*	$431,000	7,690	7,690	—
International Truck & Engine Corporation Non—Contributory Retirement Plan Trust (4)	$110,000	*	$110,000	1,963	1,963	—
International Truck & Engine Corporation Retiree Health Benefit Trust (4)	$65,000	*	$65,000	1,160	1,160	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust (4)	$60,000	*	$60,000	1,070	1,070	—

				Number of		Number of
				Shares of	Number of	Shares of
	Amount of	Percentage		Common	Shares of	Common Stock
	Notes	of Notes	Amount of	Stock	Common Stock	Upon
	Beneficially	Beneficially	Notes to Be	Beneficially	That May Be	Completion of
	Owned ($)	Owned	Sold ()(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
JMG Capital Partners, LP (10)	$2,650,000	1.51%	$2,650,000	47,280	47,280	—
JMG Triton Offshore Fund, Ltd (11)	$1,350,000	*	$1,350,000	24,086	24,086	—
Kamunting Street Capital Management, L.P. (12)	$4,000,000	2.29%	$4,000,000	71,366	71,366	—
Linden Capital LP (21)	$5,500,000	3.14%	$5,500,000	98,128	98,128	—
Louisiana CCRF (5)	$80,000	*	$80,000	1,427	1,427	—
Lyxor Master Trust Fund (20)	$133,000	*	$133,000	2,373	2,373	—
Microsoft Capital Group, L.P. (4)	$110,000	*	$110,000	1,963	1,963	—
National Railroad Investment Trust (4)	$595,000	*	$595,000	10,616	10,616	—
Nisswa Master Fund Ltd. (13)	$1,000,000	*	$1,000,000	29,942	17,842	12,100
Nuveen Preferred & Convertible Fund JQC (5)	$2,500,000	1.43%	$2,500,000	44,604	44,604	—
Nuveen Preferred & Convertible Income Fund JPC (5)	$1,765,000	1.01%	$1,765,000	31,490	31,490	—
Occidental Petroleum Corporation (20)	$225,000	*	$225,000	4,014	4,014	—
OCM Convertible Trust (4)	$335,000	*	$335,000	5,977	5,977	—
OCM Global Convertible Securities Fund (4)	$140,000	*	$140,000	2,498	2,498	—
Partner Reinsurance Company Ltd. (4)	$245,000	*	$245,000	4,371	4,371	—
PBGC Maintenance (25)	$48,000	*	$48,000	856	856	—
Police & Fire Retirement System of the City of Detroit (20)	$318,000	*	$318,000	5,674	5,674	—
Polygon Global Opportunities Master Fund (22)	$6,000,000	3.43%	$6,000,000	107,049	107,049	—
Pro Mutual (20)	$631,000	*	$631,000	11,258	11,258	—
Qwest Occupational Health Trust (4)	$75,000	*	$75,000	1,338	1,338	—
Qwest Pension Trust (4)	$465,000	*	$465,000	8,296	8,296	—
Raytheon Phoenix (20)	$542,000	*	$542,000	9,670	9,670	—
S.A.C. Arbitrage Fund, LLC (14)	$4,000,000	2.29%	$4,000,000	71,366	71,366	—
San Francisco City and County ERS (20)	$987,000	*	$987,000	17,610	17,610	—
Sandelman Partners Multi—Strategy Master Fund Ltd. (15)	$11,500,000	6.57%	$11,500,000	205,177	205,177	—
Satellite Convertible Arbitrage Master Fund LLC (16)	$10,000,000	5.71%	$10,000,000	227,335	178,415	48,920
Seattle City Employee Retirement System (20)	$59,000	*	$59,000	1,053	1,053	—
Select Hedged High-Yield Funds 12 Meter Management, LP (26)	$1,000,000	*	$1,000,000	17,842	17,842	—
Stark Master Fund Ltd. (17)	$19,000,000	10.86%	$19,000,000	338,989	338,989	—

				Number of		Number of
				Shares of	Number of	Shares of
	Amount of	Percentage		Common	Shares of	Common Stock
	Notes	of Notes	Amount of	Stock	Common Stock	Upon
	Beneficially	Beneficially	Notes to Be	Beneficially	That May Be	Completion of
	Owned ($)	Owned	Sold ()(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
Starvest Convertible Securities Fund (20)	$31,000	*	$31,000	553	553	—
State of Oregon Equity (5)	$1,700,000	*	$1,700,000	30,331	30,331	—
Teachers Retirement System of the City of New York (20)	$831,000	*	$831,000	14,826	14,826	—
Trust for the Defined Benefit Plans of ICI American Holdings, Inc. (4)	$115,000	*	$115,000	2,052	2,052	—
Trustmark Insurance Company (20)	$204,000	*	$204,000	3,640	3,640	—
UnumProvident Corporation (4)	$160,000	*	$160,000	2,855	2,855	—
US Bank FBO Essentia Health Systems (5)	$60,000	*	$60,000	1,070	1,070	—
Vanguard Convertible Securities Fund, Inc. (4)	$2,015,000	1.15%	$2,015,000	35,951	35,951	—
Vicis Capital Master Fund (18)	$2,000,000	1.14%	$2,000,000	35,683	35,683	—
Virginia Retirement System (4)	$880,000	*	$880,000	15,701	15,701	—
Other Securityholders (27)	$2,975,100	1.70%	$2,975,100	53,080	53,080	—

Total	$175,000,000	100%	$175,000,000	3,183,283	3,069,182	61,020

*	Less than 1%.

(1)	Because a selling security holder may sell all or a portion of the notes and common shares issuable upon exchange of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common shares that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully exchange the notes for cash and Shares of common stock and that the selling security holders will sell all Shares of common stock that they received pursuant to such exchange.

(2)	Includes shares of common stock issuable upon exchange of the notes and open short positions in the shares of common stock. Does not include share of our common stock underlying shares of our Series B Preferred Convertible Stock.

(3)	The number of shares of our common stock issuable upon conversion of the notes is calculated assuming (i) that the notes are worth $350,000,000 at the time of conversion, with the $175,000,000 principal amount paid in cash and the remaining $175,000,000 paid in shares of our common stock and (ii) the conversion of the full amount of notes held by such holder at the initial conversion rate of 15.1653 per $1,000 principal amount of the notes, which equals an initial conversion price of $65.94. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	Representatives of this security holder have advised us that this security holder is an affiliate of a U.S. registered broker-dealer; however, this security holder acquired the notes in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the notes or our common stock issuable upon conversion of the notes held by this security holder. Oaktree Capital Management LLC is the portfolio manager of the security holder. Lawrence Keele, Principal of Oaktree Capital Management LLC, holds the voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(5)	Representatives of this security holder have advised us that Ann Houlihan CCO, on behalf of Froley, Revy Investment Co., Inc., holds the voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(6)	Representatives of this security holder have advised us that Kevin Taner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, joint owners of the investment manager of this security holder, are the natural persons who hold the voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(7)	This security holder has advised us that it is a U.S. registered broker-dealer. As such, the security holder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this security holder. Voting and dispositive power with respect to the notes and our common stock issuable upon conversion of the notes held by this security holder is held by Michael Loyd, Senior Managing Director of the security holder.

(8)	Representatives of this security holder have advised us that CNH Partners, LLC is the Investment Advisor of the security holder and has sole voting and dispositive power over the notes or our common stock issuable upon conversion of the notes held by this security holder. The Investment Principals for the Investment Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(9)	This security holder has advised us that Highbridge Capital Management, LLC is the trading manager of this security holder and consequently has voting control and investment discretion over the notes and our common stock issuable upon conversion of the notes held by this security holder. Glenn Dubin and Henry Swieca control Capital Management, LLC and are the natural persons with voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder. Each of Capital Management, LLC, Mr. Dubin and Mr. Swieca disclaims beneficial ownership of securities held by this security holder.

(10)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Jonathan M. Glaser.

(11)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Jonathan M. Glaser and Roger Richter.

(12)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Allan Teh.

(13)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Brian Tayler and Aaron Yeevy.

(14)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Steven A. Cohen. Mr. Cohen disclaims beneficial ownership of securities held by this security holder.

(15)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by John Sandelman.

(16)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Satellite Fund Management, LLC. The managing members of Satellite Fund Management, LLC are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin. Each of Satellite Fund Management, LLC, Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin disclaims beneficial ownership of securities held by this security holder.

(17)	Representatives of this security holder have advised us that this security holder is an affiliate of a U.S. registered broker-dealer; however, this security holder acquired the notes in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the notes or our common stock issuable upon conversion of the notes held by this security holder. Stark Offshore Management, LLC is the investment manager of the security holder. Michael A. Roth is the managing member of Stark Offshore Management, LLC, and holds the voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(18)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. John Succo, Shad Stastney and Sky Lucas control Vicis Capital LLC. As such, Messrs. Succo, Stastney and Lucas are the natural persons who have voting and investment control of the securities being offered. Each of Messrs. Succo, Stastney and Lucas disclaims beneficial ownership of securities held by this security holder.

(19)	Representatives of this security holder have advised us that this security holder is an investment company under the Investment Company Act of 1940, as amended. Michael Li is the Chief Executive Officer of this security holder, and as such is the natural person with voting and investment control of the securities being offered.

(20)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Advent Capital Management, LLC. The President of Advent Capital Management, LLC is Tracy V. Maitland.

(21)	This security holder has advised that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Siu Min Wong.

(22)
Polygon Investment Partner LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(23)
This security holder has advised us that it is a U.S. registered broker-dealer. As such, the security holder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this selling security holder. This security holder is a publicly traded corporation.

(24)
This security holder has advised us that it is a U.S. registered broker-dealer. As such, the security holder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this security holder. This security holder is a publicly traded company.

(25)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Chris Dialynis.

(26)
Select Hedged High-Yield Overseas Fund, Ltd. is an investment fund organized as a Bermuda limited corporation. The Investor Manager of Select Hedged High-Yield Overseas Fund, Ltd. is 12 Meter Management, L.P., a Registered Investment Advisor under the Investment Company Act of 1940. The General Partner of 12 Meter Management, L.P. is GMTA, LLC. The managing members of GMTA, LLC are Select Advisors, LLC and Peter Zurkow. The Managing Members of Select Advisors are Janis Hearrell and Louis Margolis.

(27)	We will identify other selling security holders and describe their security beneficial ownership and amounts of securities to be sold by filing a prospectus supplement including such information.
Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (a) did not acquire its notes or underlying Shares of common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common shares. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.